Stockholder contact:	Gary Terpening 212-850-1533 gary.a.terpening@ampf.com
Media contact:	Steven Connolly 612-671-4146 steven.x.connolly@ampf.com

COLUMBIA SELIGMAN PREMIUM TECHNOLOGY GROWTH FUND, INC.

ANNOUNCES RECORD AND MEETING DATES FOR

FIFTH ANNUAL MEETING OF STOCKHOLDERS

Boston, MA, January 28, 2015 – Columbia Seligman Premium Technology Growth Fund, Inc. (the “Fund”) (NYSE: STK) today announced that it will hold its Fifth Annual Meeting of Stockholders on April 13, 2015 (the “Meeting”) in Minneapolis, MN. The close of business on February 26, 2015 has been fixed by the Fund’s Board of Directors (the “Board”) as the record date for the determination of Stockholders entitled to notice of, and to vote at, the Meeting or any postponement or adjournment thereof.

At the Meeting, Stockholders will be asked to re-elect three directors, each to hold office until the 2018 Annual Meeting of Stockholders and all until their successors are elected and qualify; to consider the ratification of the Board’s selection of PricewaterhouseCoopers LLP as the Fund’s independent registered public accounting firm; and to consider such other matters as may properly come before the Meeting or any postponement or adjournment thereof. This and other information relating to the Meeting, including additional details of the Meeting place and time, will be described in a notice of meeting and proxy statement that the Fund intends to file with the Securities and Exchange Commission.

The Fund is managed by Columbia Management Investment Advisers, LLC. This material is distributed by Columbia Management Investment Distributors, Inc., member FINRA.

Investors should consider the investment objectives, risks, charges, and expenses of the Fund carefully before investing. You can obtain the Fund’s most recent periodic reports and other regulatory filings by contacting your financial advisor or visiting www.columbiamanagement.com. These reports and other filings can also be found on the Securities and Exchange Commission’s EDGAR Database. You should read these reports and other filings carefully before investing.

Investment products are not federally or FDIC-insured, are not deposits or obligations of, or guaranteed by any financial institution, and involve investment risks including possible loss of principal and fluctuation in value.

© 2015 Columbia Management Investment Advisers, LLC. All rights reserved.